UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 18, 2011

Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois		60018
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 18, 2011, Taylor Capital Group, Inc. (the “Company”) set a record date of November 21, 2011 for a rights offering of up to $35.0 million of the Company’s common stock, which the Company currently expects to commence on November 23, 2011, subject to final confirmation of pricing. In the rights offering, the Company will distribute, on a pro rata basis, nontransferable subscription rights to purchase additional shares of stock to the holders of record of its common stock and certain other securities, as of 5:00 p.m., Eastern Time, on the record date. The Company currently expects to file a prospectus supplement with the Securities and Exchange Commission detailing the complete terms and conditions of the rights offering upon the expected commencement of the rights offering on November 23, 2011.

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Important Additional Information Will Be Filed with the Securities and Exchange Commission

This current report is not an offer to sell or a solicitation of an offer to purchase any securities of the Company. The rights offering has not yet been commenced. Upon commencement of the rights offering, the Company will file with the Securities and Exchange Commission a prospectus supplement and related offering materials. The Company’s securityholders are urged to read these materials carefully when they become available since they will contain important information, including the terms and conditions of the rights offering. The Company’s securityholders may obtain a free copy of these materials (when available) and other documents filed by the Company with the Securities and Exchange Commission at the website maintained by the Securities and Exchange Commission at www.sec.gov. The prospectus supplement and related materials may also be obtained (when available) for free by contacting the information agent for the rights offering (when one is selected).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 18, 2011

TAYLOR CAPITAL GROUP, INC.

By:	/s/ Randall T. Conte
Randall T. Conte
Chief Financial Officer